Exhibit 99.1

February 4, 2005

Cass Information Systems, Inc. Reports
18% Increase in 4th Quarter 2004 Earnings

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reports that it earned 67 cents per fully diluted share in the fourth quarter of 2004, an 18% increase over 2003 fourth quarter earnings of 57 cents per fully diluted share. Net income for the period was $2,485,000, a 17% increase over the $2,123,000 reported in the fourth quarter of 2003.

      4th Quarter 2004

      Contributing to the higher quarterly earnings was a 7% increase in overall processing fees, driven primarily by the PROFITLAB, INC. acquisition. Completed in August 2004, the acquisition is expanding the company's processing capabilities in the telecommunications arena. A marked increase in freight processing fees also enhanced income.

      Investment income was up a strong 13% due primarily to higher balances generated by a 14% increase in freight invoice dollars processed and continued growth in bank deposits. Higher interest rates also contributed to the growth in net investment income.

      Finally, the company recorded a $604,000 gain on the sale of securities in the quarter. No securities were sold in the fourth quarter of 2003.

      These positive outcomes were partially offset by the results at the company's software subsidiary, which suffered a $414,000 revenue decline compared to the fourth quarter of 2003.

      The PROFITLAB acquisition and expenses related to the bank's expansion into southern California also impacted quarterly earnings by boosting company-wide operating expenses by 8%.

      2004 Summary

      For the year ending Dec. 31, 2004, Cass posted earnings of $2.15 per fully diluted share, compared with the $2.13 per fully diluted share it earned in 2003. Net income was $8,005,000 in 2004, compared to $7,902,000 in 2003.

      Highlighting 2004 was the on-going ability of Cass to steadily grow its utility invoice processing operation by registering a 13% increase in the number of items processed and an 11% increase in their dollar value compared to 2003. Company-wide fees from invoice processing grew 8%, while investment income was up 3% owing to higher account balances and rising interest rates. Operating expenses were also held in check, with Cass posting a less than 1% increase.


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      Overall, gains on the sale of securities were $409,000 less in 2004 than the previous year.

      Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended December 31, 2004 and 2003.

                                             Quarter          Quarter           Year             Year
                                              Ended            Ended           Ended            Ended
                                            12/31/04         12/31/03         12/31/04         12/31/03
Transportation Invoice Volume                   6,072            6,001           23,526           23,359

Transportation Dollar Volume               $2,578,590       $2,256,947       $9,752,203       $8,673,993

Utility Transaction Volume                      1,324            1,251            5,198            4,618

Utility Dollar Volume                      $  885,203       $  847,302       $3,700,665       $3,340,375

Payment and Processing Fees                $    7,822       $    7,293       $   30,695       $   28,440
Software Revenue                                1,411            1,825            5,157            7,696
Net Investment Income                           7,494            6,604           27,088           26,192
Gain on Sale of Debt Securities                   604               --            1,045            1,454
Other                                             632              642            2,307            2,477
                                           ----------       ----------       ----------       ----------
  Total Revenues                           $   17,963       $   16,364       $   66,292       $   66,259

Salaries and Benefits                      $   10,161       $    9,126       $   38,198       $   37,152
Occupancy                                         486              442            1,840            1,782
Equipment                                         804            1,128            3,692            4,478
Other                                           2,983            2,660           11,295           11,492
                                           ----------       ----------       ----------       ----------
  Total Operating Expenses                 $   14,434       $   13,356       $   55,025       $   54,904

Income before Income Taxes                 $    3,529       $    3,008       $   11,267       $   11,355

Provision for Income Taxes                 $    1,044       $      885       $    3,262       $    3,453

Net Income                                 $    2,485       $    2,123       $    8,005       $    7,902

Average Earning Assets                     $  682,937       $  606,189       $  643,847       $  563,071

Net Interest Margin                              4.59%            4.57%            4.48%            4.85%

Allowance for Loan Losses to Loans               1.21%            1.17%            1.21%            1.17%

Non-performing Loans to Total Loans               .11%             .94%             .11%             .94%

Net Loan Charge-offs to Average Loans              --               --               --               --

Provision for Loan Losses                  $       50       $      100       $      550       $      190

Non-performing Loans                       $      538       $    4,393       $      538       $    4,393

Basic Earnings per Share                   $      .68       $      .57       $     2.18       $     2.15

Diluted Earnings per Share                 $      .67       $      .57       $     2.15       $     2.13


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      About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $13 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes the company unique in the industry.

      Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those referenced in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2003.